 Exhibit 10.2

FORM OF

SHARE EXCHANGE AGREEMENT
among
ODYSSEY SEMICONDUCTOR TECHNOLOGIES, INC.,
ODYSSEY SEMICONDUCTOR, INC.
and
THE STOCKHOLDERS OF
ODYSSEY SEMICONDUCTOR, INC.

Dated as of June 21, 2019

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Table of Contents
continued

Page

4.7	Benefit Plans.	14
4.8	Litigation.	15
4.9	Compliance with Applicable Laws	15
4.10	No Bad Actors.	15
4.11	No Investigations; Involuntary Insolvency	15
4.12	Contracts.	16
4.13	Title to Properties.	16
4.14	Intellectual Property.	16
4.15	Labor Matters.	16
4.16	Undisclosed Liabilities.	16
4.17	Transactions with Affiliates and Employees.	16
4.18	Application of Takeover Protections.	17
4.19	Absence of Certain Changes or Events.	17
4.20	Certain Registration Matters.	18
4.21	Reliance.	18
4.22	Brokers.	18
ARTICLE V CONDITIONS TO CONSUMMATION OF SHARE EXCHANGE		18
5.1	Conditions to Each Party's Obligations.	18
5.2	Conditions to Obligations of Technologies.	19
5.3	Conditions to Obligations of Odyssey and the Odyssey Stockholders.	20
ARTICLE VI CONDUCT PRIOR TO THE CLOSING DATE		22
6.1	Conduct of Business by Odyssey and Technologies.	22
ARTICLE VII COVENANTS		24
7.1	Registration of the shares of Technologies Common Stock.	24
7.2	Rule 144 Compliance.	25
7.3	Expenses.	25
7.4	Indemnification.	25
7.5	Technologies Board; Amendment of Charter Documents.	26
7.6	Equity Plans.	26
7.7	No Solicitation.	26
7.8	Failure to Fulfill Conditions.	27
7.9	Notification of Certain Matters.	27
7.10	Preparation of Audit and Reviewed Financial Statements.	27
7.11	D&O Insurance.	27
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		28
8.1	Termination.	28
8.2	Notice of Termination; Effect of Termination.	28
8.3	Extension; Waiver.	28
ARTICLE IX MISCELLANEOUS		29
9.1	Notices.	29
9.2	Amendments; Waivers; No Additional Consideration.	29
9.3	Replacement of Securities.	30
9.4	Remedies.	30
9.5	Independent Nature of Odyssey Stockholders' Obligations and Rights.	30
9.6	Limitation of Liability.	31

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SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of June 21, 2019, is by and among Odyssey Semiconductor Technologies, Inc., a Delaware corporation (“Technologies”), Odyssey Semiconductor, Inc., a Delaware corporation (“Odyssey”), and the stockholders of Odyssey identified on Exhibit A hereto (each, an “Odyssey Stockholder” and together the “Odyssey Stockholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Exhibit B hereto.

BACKGROUND

A.                  Odyssey has the outstanding shares of common stock listed in Exhibit A (the “Odyssey Common Stock”), all of which are held by the Odyssey Stockholders and represent 100% of the issued and outstanding securities of Odyssey. Each Stockholder is the record and beneficial owner of the Odyssey Common Stock set forth opposite such Stockholder’s name Exhibit A hereto. Each Odyssey Stockholder has agreed to transfer all of his, her or its (hereinafter “its”) shares of Odyssey Common Stock in exchange for newly issued shares of common stock, $0.0001 par value per share, of Technologies (the “Technologies Common Stock”) that will, in the aggregate, constitute 5,666,667 shares of Technologies Common Stock issued and outstanding as of and immediately after the Closing. The number of shares of Technologies Common Stock to be received by each Odyssey Stockholder or its designee is listed opposite each such Odyssey Stockholder’s name in Exhibit A. The aggregate number of shares of Technologies Common Stock that is reflected on Exhibit A is referred to herein as the “Shares.”

B.                  Contemporaneous with the Closing of the Share Exchange, Technologies will complete a private placement offering (the “PPO”) of a minimum of 1,666,667 shares of Technologies Common Stock at a purchase price of $1.50 per share for minimum gross process of at least $2,500,000, pursuant to Regulation D under the Securities Act and any and all applicable state securities laws, upon the terms and subject to the conditions of subscription agreements in a form reasonable acceptable to Technologies and Odyssey.

C.                  The Board of Directors and stockholders of Technologies and the Board of Directors of Odyssey and Odyssey Stockholders have determined that it is desirable to affect this plan of reorganization and securities exchange.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I
Share Exchange

1.1	Share Exchange Procedure.

On the Closing Date, each Odyssey Stockholder shall transfer, convey, assign and deliver to Technologies its Odyssey Common Stock free and clear of all liens, in exchange for the Technologies Common Stock listed in Exhibit A opposite such Stockholder’s name (the “Share Exchange”), which shall be issued to each Odyssey Stockholder in electronic book entry form.

1.2	Section 368 Reorganization.

For U.S. federal income Tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code.  The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to or after the Closing Date has or may have on any such reorganization status.

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1.3	Conversion of Odyssey Options.

(a)                 As of the Closing, all outstanding Odyssey Options that remain unexercised, whether vested or unvested, shall be assumed by Technologies and shall be converted into options to purchase shares of Technologies Common Stock (“Technologies Options”) without further action by the holder thereof. Each Technologies Option as so assumed and converted shall constitute an option to acquire such number of shares of Technologies Common Stock as is equal to the number of shares of Odyssey Common Stock subject to the unexercised portion of the Odyssey Option. The exercise price per share of each Technologies Option as so assumed and converted shall be equal to the exercise price of the Odyssey Option prior to the assumption. Each Technologies Option shall otherwise be subject to the same terms and conditions as were applicable under the respective Odyssey Option immediately prior to the Closing, provided, that Technologies’ Board of Directors or a committee thereof shall succeed to the authority and responsibility of Odyssey’s Board of Directors or any committee thereof with respect to each Odyssey Option assumed by Technologies. It is the intention of the parties that (i) each Technologies Option that qualified as an incentive stock option (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall continue to so qualify, to the maximum extent permissible, immediately following the Closing, and (ii) the number of shares of Technologies Common Stock and exercise price per share of Technologies Common Stock under each Technologies Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b)                Prior to the Closing, Technologies and Odyssey shall adopt such resolutions as are necessary to effect the treatment of the Odyssey Options as contemplated by this Section 1.2. At the Closing, Technologies shall assume all obligations of Odyssey under the Odyssey Semiconductor, Inc. 2019 Equity Compensation Plan under which the Odyssey Options were issued (the “Odyssey Equity Plan”), each outstanding Odyssey Option, and the agreements evidencing the grants thereof and shall administer and honor all such awards in accordance with the terms and conditions of such awards and the Odyssey Equity Plan (subject to the adjustments required by reason of this Agreement or such other adjustments or amendments made by Technologies in accordance with such terms and conditions). Following the Closing, Odyssey shall notify each holder of the conversion of Odyssey Options into Technologies Options.

(c)                 Technologies shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Technologies Common Stock for delivery upon exercise of the Technologies Options to be issued for the Odyssey Options, in accordance with this Section 1.2.

1.4	Closing.

The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place remotely, via electronic exchange of documents, on June 28, 2019, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three Business Days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”). On the Closing Date, Odyssey shall become a wholly owned subsidiary of Technologies.

1.5	Actions at the Closing.

At the Closing:

(a)                 Odyssey and the Odyssey Stockholders shall deliver to Technologies the various certificates, instruments and documents to be delivered by Odyssey and the Odyssey Stockholders, as applicable, pursuant to Sections 5.1 and 5.2; and

(b)                Technologies shall deliver to Odyssey and the Odyssey Stockholders the various certificates, instruments and documents to be delivered by Technologies pursuant to Sections 5.1 and 5.3.

1.6	Directors and Officers.

(a)                 At or prior to the Closing, the Board of Directors of Technologies shall take the following action, to be effective upon consummation of the Share Exchange: (i) elect to the Board of Directors of Technologies the persons who were directors of Odyssey immediately prior to the Closing; and (ii) appoint as the officers of Technologies those persons who were the officers of Odyssey immediately prior to the Closing, or, in either case with regard to clauses (i) and (ii), such other persons designated by Odyssey. All of the persons serving as directors of Technologies immediately prior to the Closing shall resign immediately following the election of the new directors, and all of the persons serving as officers of Technologies immediately prior to the Closing shall resign immediately following the appointment of the new officers. Subject to applicable Law, Technologies, with the assistance of Odyssey, has taken or shall take all action reasonably requested by Odyssey, but consistent with the Technologies Charter and Technologies Bylaws, that is reasonably necessary to effect any such election or appointment of the designees of Odyssey to Technologies’ Board of Directors.

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(b)                The provisions of this Section 1.5 are in addition to and shall not limit any rights which Odyssey or any of its affiliates may have as a holder or beneficial owner of shares of capital stock of Technologies as a matter of law with respect to the election of directors or otherwise. The newly appointed directors and officers of Technologies shall hold office for the term specified in, and subject to the provisions contained in, the Technologies Charter and the Technologies Bylaws and applicable Law.

1.7	Exemption from Registration.

Technologies and Odyssey intend that the shares of Technologies Common Stock to be issued pursuant to Section 1.1 hereof or upon exercise of Technologies Options granted pursuant to Section 1.2 hereof, will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder, Regulation S promulgated by the SEC and/or Rule 701 of the Securities Act and that all recipients of such shares of Technologies Stock either (i) shall be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively, or (ii) within the meaning of Rule 701 of the Securities Act, were employees or directors of Odyssey, its parent or its majority-owned subsidiaries or were consultants who were natural persons and who provided bona fide services to Odyssey, its parent or its majority-owned subsidiaries (provided that such services were not in connection with the offer or sale of securities in a capital raising transaction and did not directly or indirectly promote or maintain a market for Odyssey’s securities), and, in each case, who received Technologies Common Stock or Technologies Options pursuant to a compensatory benefit plan, or are family members of employees, directors or consultants who acquired such securities by gift or domestic relations orders. The shares of Technologies Common Stock to be issued pursuant to Section 1.1 hereof or upon exercise of Technologies Options granted pursuant to Section 1.2 hereof, will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (B) an exemption from such registration exists and either Technologies receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to Technologies, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates representing such shares of Technologies Common Stock will bear an appropriate legend (or notation in electronic book entry form) and restriction on the books of Technologies’ transfer agent to that effect.

Article II
Representations and Warranties of the Odyssey Stockholders

Each of the Odyssey Stockholders hereby severally (and not jointly) represents and warrants to Technologies with respect to itself, as follows.

2.1	Good Title.

The Odyssey Stockholder is the record and beneficial owner, and has good title to its Odyssey Common Stock, with the right and authority to exchange and deliver such Odyssey Common Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Technologies as the new owner of such Odyssey Common Stock in the applicable securities registers of Odyssey, Technologies will receive good title to such Odyssey Common Stock, free and clear of all Liens.

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2.2	Organization.

The Odyssey Stockholder, if an entity, is duly organized and validly existing in its jurisdiction of organization.

2.3	Authority, Execution and Deliver; Enforceability.

The Odyssey Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Odyssey Stockholder of this Agreement and the Transaction Documentation (as defined under Section 3.3) to which it is a party, and, subject to the adoption of this Agreement, the consummation by the Odyssey Stockholder of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Odyssey Stockholder. This Agreement has been duly and validly executed and delivered by the Odyssey Stockholder and, assuming it is a valid and binding obligation of Technologies and Odyssey, constitutes a valid and binding obligation of the Odyssey Stockholder, enforceable against the Odyssey Stockholder in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

2.4	No Conflicts.

The execution and delivery of this Agreement by the Odyssey Stockholder and the performance by the Odyssey Stockholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Odyssey Stockholder; and (c) will not violate or breach any contractual obligation to which the Odyssey Stockholder is a party.

2.5	Litigation.

There is no pending proceeding against the Odyssey Stockholder that involves the Odyssey Common Stock or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Share Exchange and, to the knowledge of the Odyssey Stockholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6	No Finder’s Fee.

The Odyssey Stockholder has not created any obligation for any finder, investment banker or broker’s fee in connection with the Share Exchange that are not payable entirely by the Odyssey Stockholder.

2.7	Purchase Entirely for Own Account.

The Odyssey Stockholder is acquiring the Shares proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Odyssey Stockholder has no present intention of selling or otherwise distributing the Shares, except in compliance with applicable securities laws.

2.8	Available Information.

The Odyssey Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Technologies and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Technologies Common Stock.

2.9	Non-Registration.

The Odyssey Stockholder understands that the Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Odyssey Stockholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Shares in accordance with Technologies’ charter documents or the laws of its jurisdiction of incorporation.

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2.10	Restricted Securities.

The Odyssey Stockholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Odyssey Stockholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being affected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for sale by an issuer not involving a public offering. The Odyssey Stockholder further acknowledges that if the Shares are issued to the Odyssey Stockholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Odyssey Stockholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11	Legends.

It is understood that the Technologies Common Stock will bear the following legend or one that is substantially similar to the following legend:

THE SHARES REPRESENTED BY THIS [BOOK ENTRY POSITION/CERTIFICATE] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SHARES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12	Additional Legend.

Additionally, the Technologies Common Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the book entry position or certificate so legended.

Article III
Representations and Warranties of Odyssey

Subject to the exceptions set forth in the Odyssey Disclosure Letter (regardless of whether or not the Odyssey Disclosure Letter is referenced below with respect to any particular representation or warranty), Odyssey represents and warrants to Technologies and the Odyssey Stockholders as follows.

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3.1	Organization, Standing and Power.

Odyssey and each of its subsidiaries, if any, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have an Odyssey Material Adverse Effect. For purposes of this Agreement, “Odyssey Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of Odyssey and its subsidiaries, taken as a whole.

3.2	Subsidiaries; Equity Interests.

The Odyssey Disclosure Letter lists each subsidiary of Odyssey, if any, and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and non-assessable and are as of the date of this Agreement owned by Odyssey or by another subsidiary unless otherwise indicated on the Odyssey Disclosure Letter.

3.3	Capitalization.

As of the date of this Agreement, the authorized capitalization of Odyssey consists of 45,000,000 shares of common stock and 5,000,000 shares of preferred stock (collectively, “Odyssey Stock”). As of the date of this Agreement, and without giving effect to the transactions contemplated by this Agreement and the other agreements contemplated hereby and thereby (the “Transaction Documentation”), 5,666,667 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. No other shares of Odyssey Stock are issued and outstanding, and no shares of Odyssey Stock are held in the treasury of Odyssey. Except as set forth above or in the Odyssey Disclosure Letter, no shares of Odyssey Stock are issued, reserved for issuance or outstanding. All outstanding securities of Odyssey and each of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws, the Odyssey Constituent Instruments or any Contract to which Odyssey is a party or otherwise bound. As of the date of this Agreement, except as set forth in the Odyssey Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Odyssey or any of its subsidiaries is a party or by which any of them is bound.

3.4	Authority; Execution and Delivery; Enforceability.

Odyssey has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Odyssey of this Agreement and the Transaction Documentation to which it is a party, and, subject to the adoption of this Agreement, the consummation by Odyssey of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Odyssey. This Agreement has been duly and validly executed and delivered by Odyssey and, assuming it is a valid and binding obligation of Technologies and the Odyssey Stockholders, constitutes a valid and binding obligation of Odyssey, enforceable against Odyssey in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

3.5	No Conflicts; Consents.

Neither the execution and delivery by Odyssey of this Agreement or the Transaction Documentation to which it is a party, nor the consummation by Odyssey of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the Odyssey Constituent Instruments, as amended to date, (b) require on the part of Odyssey any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for such permits, authorizations, consents and approvals as to which the failure to obtain or make the same would not reasonably be expected to have an Odyssey Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Odyssey is a party or by which Odyssey is bound or to which any of its assets is subject, except, in the case of the foregoing clause (c), for any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have an Odyssey Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or any notice, consent or waiver the absence of which would not have an Odyssey Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any security interest upon any material assets of Odyssey or (e) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws applicable to Odyssey, except, in the case of the foregoing clause (e), such violation would not reasonably be expected to have an Odyssey Material Adverse Effect.

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3.6	Application of Takeover Protections.

Odyssey has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Odyssey Charter or the laws of its state of incorporation that is or could become applicable to Odyssey as a result of the Odyssey Stockholders and Odyssey fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the Share Exchange.

3.7	Taxes.

(a)                 Odyssey and each of its subsidiaries, if any, has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an Odyssey Material Adverse Effect.

(b)                There are no Liens for Taxes on the assets of Odyssey. Odyssey is not bound by any agreement with respect to Taxes.

3.8	Litigation.

There is no Action against or affecting Odyssey or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an Odyssey Material Adverse Effect.

3.9	Compliance with Applicable Laws.

Odyssey and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an Odyssey Material Adverse Effect. This Section 3.9 does not relate to Taxes, which are the subject of Section 3.7.

3.10	No Bad Actors.

Neither Odyssey nor any of its past and/or present officers, directors or affiliates would be deemed a “Bad Actor” or subject to any disqualification as set forth in Rule 506(d) of the Securities Act.

3.11	No Investigations; Involuntary Insolvency.

(a)                 Odyssey is not and has not, and the past and present officers, directors and affiliates of Odyssey are not and have not, been the subject of, nor does any officer or director of Odyssey have any reason to believe that Odyssey or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws.

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(b)                Odyssey has not, and the past and present officers, directors and affiliates of Odyssey have not, been the subject of, nor does any officer or director of Odyssey have any reason to believe that Odyssey or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

(c)                 Odyssey is not and has not and the past and present officers, directors and affiliates of Odyssey are not and have not, been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it or has it been a party to any litigation or, within the ten years prior to the Closing Date, the subject of any threat of litigation.

3.12	Title to Properties.

Odyssey has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Odyssey has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Odyssey to conduct business as currently conducted. Odyssey has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Odyssey enjoys peaceful and undisturbed possession under all such material leases.

3.13	Intellectual Property.

Odyssey owns, or otherwise has the right to use, such Intellectual Property Rights as are set forth in the Odyssey Disclosure Letter. No claims are pending or, to the knowledge of Odyssey, threatened that Odyssey is infringing or otherwise adversely affecting the rights of any person with regard to such Intellectual Property Right.

3.14	Labor Matters.

There are no collective bargaining or other labor union agreements to which Odyssey is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Odyssey, is imminent with respect to any of the employees of Odyssey.

3.15	Undisclosed Liabilities.

To the knowledge of Odyssey, Odyssey has no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Odyssey Balance Sheet, (b) liabilities not exceeding $50,000 in the aggregate that have arisen since the Odyssey Balance Sheet Date in the ordinary course of business, (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet, and (d) liabilities under this Agreement.

3.16	Transactions with Affiliates and Employees.

Except as set forth in the Odyssey Disclosure Letter, none of the officers or directors of Odyssey and, to the knowledge of Odyssey, none of the employees of Odyssey is presently a party to any transaction with Odyssey (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Odyssey, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.17	Brokers.

Except as set forth in the Odyssey Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Share Exchange based upon arrangements made by or on behalf of Odyssey or any of its subsidiaries.

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3.18	Contracts.

Neither Odyssey nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an Odyssey Material Adverse Effect.

3.19	Financial Statements.

Odyssey has provided or made available to Technologies: (a) Odyssey’s draft, unaudited consolidated balance sheet of Odyssey (the “Odyssey Balance Sheet”) at December 31, 2018, and the related consolidated statements of operations and cash flows for the years ended December 31, 2018 and 2017 (collectively, the “Odyssey Financial Statements”) and its unaudited balance sheet as of March 31, 2019 (the “Odyssey Balance Sheet Date”), and the related unaudited statements of operations and cash flows of Odyssey for the three-month period then ended (the “Odyssey Interim Statements”). The Odyssey Financial Statements and the Odyssey Interim Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except in each case as described in the notes thereto), and fairly present in all material respects the financial condition, results of operations and cash flows of Odyssey as of the respective dates thereof and for the periods referred to therein and comply as to form with the applicable rules and regulations of the SEC for inclusion of such Odyssey Financial Statements and Odyssey Interim Statements in future filings with the SEC as may be required by the Securities Act and the Exchange Act.

Article IV
Representations and Warranties of Technologies

Subject to the exceptions set forth in the Technologies Disclosure Letter (regardless of whether or not the Technologies Disclosure Letter is referenced below with respect to any particular representation or warranty), Technologies represents and warrants as follows to Odyssey and the Stockholders.

4.1	Organization, Standing and Power.

Technologies is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Technologies Material Adverse Effect. For purposes of this Agreement, “Technologies Material Adverse Effect” means a material adverse effect on the assets, business, financial condition, or results of operations of Technologies.

4.2	Subsidiaries; Equity Interests.

Technologies does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3	Capital Structure.

The authorized capital stock of Technologies consists of 45,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share. No other class or series of capital stock is authorized or outstanding. As of the date hereof and immediately prior to the Closing Date: (a) 3,566,667 shares of Technologies Common Stock are issued and outstanding; and (b) no shares of Technologies Common Stock are held by Technologies in its treasury. Except as set forth above and such shares reserved for issuance under the 2019 Plan, no shares of capital stock or other voting securities of Technologies were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Technologies are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporations Law, the Technologies Charter, the Technologies Bylaws or any Contract to which Technologies is a party or otherwise bound. Except for as provided by this Section 4.3, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Technologies is a party or by which it is bound (a) obligating Technologies to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Technologies, (b) obligating Technologies to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Technologies. As of the date of this Agreement, there are not any outstanding contractual obligations of Technologies to repurchase, redeem or otherwise acquire any shares of capital stock of Technologies.

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4.4	Authority; Execution and Delivery; Enforceability.

Technologies has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Technologies of this Agreement and the Transaction Documentation to which it is a party, and, subject to the adoption of this Agreement, the consummation by Technologies of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Technologies. This Agreement has been duly and validly executed and delivered by Technologies and, assuming it is a valid and binding obligation of Odyssey and the Odyssey Stockholders, constitutes a valid and binding obligation of Technologies, enforceable against Technologies in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

4.5	No Conflicts; Consents.

(a)                 Neither the execution and delivery by Technologies of this Agreement or the Transaction Documentation to which it is a party, nor the consummation by Technologies of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the Technologies Charter, as amended to date, or the Technologies Bylaws, as amended to date, (b) require on the part of Technologies any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than filing of Form D with the SEC and any applicable state securities filings with respect to the offering of the Shares, which will be completed by Technologies following the Closing, and except for such permits, authorizations, consents and approvals as to which the failure to obtain or make the same would not reasonably be expected to have a Technologies Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Technologies is a party or by which Technologies is bound or to which any of its assets is subject, except, in the case of the foregoing clause (c), for any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Technologies Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or any notice, consent or waiver the absence of which would not have a Technologies Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any security interest upon any material assets of Technologies or (e) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws applicable to Technologies, except, in the case of the foregoing clause (e), such violation would not reasonably be expected to have a Technologies Material Adverse Effect.

4.6	Taxes.

(a)                 Technologies has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Technologies Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Technologies Material Adverse Effect.

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(b)                No deficiency with respect to any Taxes has been proposed, asserted or assessed against Technologies, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Technologies Material Adverse Effect.

(c)                 There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Technologies. Technologies is not bound by any agreement with respect to Taxes.

4.7	Benefit Plans.

Technologies does not maintain, sponsor or contribute to or in the past has maintained, sponsored or contributed to any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not ERISA applies to the arrangement) or multiemployer plan (each capitalized term in this sentence as defined in Section 4001(a)(3) of ERISA). Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of Technologies, (b) increase or modify any benefits otherwise payable by Technologies to any employee, consultant or director of Technologies, or (c) result in the acceleration of time of payment or vesting of any such benefit.

4.8	Litigation.

There is no Action against or affecting Technologies or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Technologies Material Adverse Effect.

4.9	Compliance with Applicable Laws.

Technologies has conducted its business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Technologies Material Adverse Effect. This Section 4.9 does not relate to Taxes, which are the subject of Section 4.6.

4.10	No Bad Actors.

Neither Technologies nor any of its past and/or present officers, directors or affiliates would be deemed a “Bad Actor” or subject to any disqualification as set forth in Rule 506(d) of the Securities Act.

4.11	No Investigations; Involuntary Insolvency.

(a)                 Technologies is not and has not, and the past and present officers, directors and affiliates of Technologies are not and have not, been the subject of, nor does any officer or director of Technologies have any reason to believe that Technologies or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws.

(b)                Technologies has not, and the past and present officers, directors and affiliates of Technologies have not, been the subject of, nor does any officer or director of Technologies have any reason to believe that Technologies or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

(c)                 Technologies is not and has not and the past and present officers, directors and affiliates of Technologies are not and have not, been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it or has it been a party to any litigation or, within the ten years prior to the Closing Date, the subject of any threat of litigation.

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4.12	Contracts.

Except as disclosed in the Technologies Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Technologies taken as a whole. Technologies is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Technologies Material Adverse Effect.

4.13	Title to Properties.

Technologies has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Technologies has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Technologies to conduct business as currently conducted. Technologies has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Technologies enjoys peaceful and undisturbed possession under all such material leases.

4.14	Intellectual Property.

Technologies does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Technologies, threatened that Technologies is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.15	Labor Matters.

There are no collective bargaining or other labor union agreements to which Technologies is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Technologies, is imminent with respect to any of the employees of Technologies.

4.16	Undisclosed Liabilities.

Except as disclosed in the Technologies Disclosure Letter and pursuant to this Agreement, Technologies has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Technologies or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof.

4.17	Transactions with Affiliates and Employees.

None of the officers or directors of Technologies and, to the knowledge of Technologies, none of the employees of Technologies is presently a party to any transaction with Technologies (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Technologies, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.18	Application of Takeover Protections.

Technologies has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Technologies Charter or the laws of its state of incorporation that is or could become applicable to the Stockholders as a result of the Stockholders and Technologies fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Stockholders’ ownership of the Shares.

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4.19	Absence of Certain Changes or Events.

Except as provided herein, Technologies has conducted its business only in the ordinary course, and during such period, there has not been:

(a)                 any change in the assets, liabilities, financial condition or operating results of Technologies, except changes in the ordinary course of business that have not caused, in the aggregate, a Technologies Material Adverse Effect;

(b)                any damage, destruction or loss, whether or not covered by insurance, that would have a Technologies Material Adverse Effect;

(c)                 any waiver or compromise by Technologies of a valuable right or of a material debt owed to it;

(d)                any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Technologies, except in the ordinary course of business and the satisfaction or discharge of which would not have a Technologies Material Adverse Effect;

(e)                 any material change to a material Contract by which Technologies or any of its assets is bound or subject;

(f)                  any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)                any mortgage, pledge, transfer of a security interest in or lien created by Technologies with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Technologies’ ownership or use of such property or assets;

(h)                any loans or guarantees made by Technologies to or for the benefit of its employees, officers or directors, or any Stockholders of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i)                  any declaration, setting aside or payment or other distribution in respect of any of Technologies’ capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Technologies;

(j)                  any alteration of Technologies’ method of accounting;

(k)                any issuance of equity securities to any officer, director or affiliate, except in connection with their participation in the PPO as an investor; or

(l)                  any arrangement or commitment by Technologies to do any of the things described in this Section 4.19.

4.20	Certain Registration Matters.

Except as set forth in this Agreement, Technologies has not granted or agreed to grant to any other person any rights (including “piggy-back” registration rights) to have any securities of Technologies registered with the SEC or any other Governmental Entity.

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4.21	Reliance.

Technologies understands and confirms that the Odyssey Stockholders will rely on the foregoing representations and covenants in effecting transactions in securities of Technologies. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.22	Brokers.

Except as set forth in the Technologies Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Share Exchange based upon arrangements made by or on behalf of Technologies.

Article V
Conditions to Consummation of Share Exchange

5.1	Conditions to Each Party’s Obligations.

The respective obligations of each Party to consummate the Share Exchange are subject to the satisfaction of the following conditions:

(a)                 Odyssey shall have obtained (and shall have provided copies thereof to Technologies) the written consents of all of the members of its Board of Directors to approve the execution, delivery and performance by Odyssey of this Agreement and the other agreement to which Odyssey is a party, in form and substance reasonably satisfactory to Technologies;

(b)                Technologies and Odyssey shall have completed all necessary legal due diligence to their reasonable satisfaction;

(c)                 each of the persons set forth on Exhibit C to this Agreement shall have executed and delivered to Technologies lock-up agreements in the form of Exhibit D; and

(d)                prior to the Closing, Odyssey and Technologies shall have at least $2.5 million in escrow in connection with the PPO; and the conditions to the closing of such PPO (other than the closing of the Share Exchange) shall have been satisfied and such amount of gross proceeds shall be unencumbered cash available to Odyssey and Technologies at the closing of the PPO.

5.2	Conditions to Obligations of Technologies.

The obligation of Technologies to consummate the Share Exchange is subject to the satisfaction (or waiver by Technologies) of the following conditions:

(a)                 Odyssey shall have obtained (and shall have provided copies thereof to Technologies) all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 3.5 which are required on the part of Odyssey, except such waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have an Odyssey Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)                the representations and warranties of Odyssey set forth in this Agreement (when read without regard to any qualification as to materiality or Odyssey Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have an Odyssey Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

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(c)                 each of Odyssey and the Odyssey Stockholders shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing, except for such non-performance or non-compliance as does not have an Odyssey Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)                no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)                 Odyssey shall have delivered to Technologies a certificate (the “Odyssey Certificate”) to the effect that each of the conditions specified in clause (b) (with respect to Odyssey’s due diligence of Technologies) of Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving Odyssey) of this Section 5.2 is satisfied in all respects;

(f)                  Odyssey shall have delivered to Technologies a certificate, validly executed by the Secretary of Odyssey, certifying as to (i) true, correct and complete copies of the Odyssey Constituent Instruments; (ii) the valid adoption of resolutions of the Board of Directors of Odyssey (whereby this Agreement, the Share Exchange and the transactions contemplated hereunder were unanimously approved by the Board of Directors of Odyssey); (iii) a good standing certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date; and (iv) incumbency and signatures of the officers of Odyssey executing this Agreement or any other agreement contemplated by this Agreement; and

(g)                the parties to the Pre-Share Exchange Indemnity Agreement shall have executed and delivered it to each other, and the Pre-Share Exchange Indemnity Agreement shall be in full force and effect.

5.3	Conditions to Obligations of Odyssey and the Odyssey Stockholders.

The obligation of Odyssey and/or Odyssey Stockholders to consummate the Share Exchange is subject to the satisfaction of the following additional conditions:

(a)                 Technologies shall have obtained (and shall have provided copies thereof to Odyssey) the written consent of all of the members of its Board of Directors to the execution, delivery and performance by each such entity of this Agreement and/or the other agreements to which each such entity a party, in form and substance reasonably satisfactory to Odyssey;

(b)                Technologies shall have obtained (and shall have provided copies thereof to Odyssey) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.5 which are required on the part of Technologies, except for waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Technologies Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)                 the representations and warranties of Technologies set forth in this Agreement (when read without regard to any qualification as to materiality or Technologies Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Technologies Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

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(d)                Technologies shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to Closing, except for such non-performance or non-compliance as does not have a Technologies Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e)                 no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)                  the Board of Directors of Technologies and the stockholders of Technologies shall each have adopted the 2019 Plan, and the Board of Directors of Technologies shall have approved the assumption of the Odyssey Equity Plan;

(g)                Technologies shall have delivered to Odyssey a certificate to the effect that each of the conditions specified in clause (b) (with respect to Technologies’ due diligence of Odyssey) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving Technologies) of this Section 5.3 is satisfied in all respects;

(h)                Technologies shall have delivered to Odyssey a certificate, validly executed by the Secretary of Technologies certifying as to (i) true, correct and complete copies of the Technologies Charter and the Technologies Bylaws; (ii) the valid adoption of resolutions of (A) the Board of Directors of Technologies (whereby this Agreement, the Share Exchange and the transactions contemplated hereunder were unanimously approved by the Board of Directors of Technologies) and (B) a majority of the stockholders of Technologies approving the matters described in Sections 7.5 and 7.6; (iii) a good standing certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date; (iv) incumbency and signatures of the officers of Technologies executing this Agreement or any other agreement contemplated by this Agreement; and (v) the list of Technologies stockholders as of immediately prior to the Closing, who hold all 3,566,667 shares of Technologies Common Stock then issued and outstanding;

(i)                  Odyssey shall have received a stockholder list from Technologies showing that as of immediately prior to the Closing there are 3,566,667 shares of Technologies Common Stock issued and outstanding;

(j)                  Technologies shall have delivered to Odyssey (i) evidence that Technologies’ Board of Directors is, as of Closing, authorized to consist of four (4) individuals, (ii) evidence of the resignations of all individuals who served as directors and/or officers of Technologies immediately prior to the Closing, which resignations shall be effective as of the Closing, (iii) evidence of the appointment of the following four (4) persons to serve as directors immediately following the Closing: Rick Brown as Chairman of Technologies’ Board of Directors, Alex Behfar, Richard Ogawa and Mike Thompson, (iv) evidence of the appointment of such executive officers of Technologies to serve immediately following the Closing as shall have been designated by Odyssey, including Rick Brown as Chief Executive Officer and Chairman of the Board of Directors, and (v) employment agreements with the Chief Executive Officer of Technologies following the Closing and such other employees as Odyssey shall designate in form mutually satisfactory to Technologies, Odyssey and such employees;

(k)                Delivery of Financial Statements. Odyssey shall have completed and delivered to Technologies the Odyssey Financial Statements and the Odyssey Interim Statements.

(l)                  Share Transfer Documents. Each Stockholder shall have delivered to Technologies certificate(s) representing its Odyssey Securities, accompanied by an executed instrument of transfer and bought and sold note for transfer by the Stockholder of its Odyssey Securities to Technologies.

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Article VI

Conduct Prior To The Closing Date

6.1	Conduct of Business by Odyssey and Technologies.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Odyssey and Technologies shall, except to the extent that the other parties shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws (except where noncompliance would not have a Material Adverse Effect), pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present managers, officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as permitted or required by the terms of this Agreement, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Odyssey and Technologies shall not do any of the following:

(a)                 Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)                Grant any severance or termination pay to any officer or employee except pursuant to applicable Law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)                 Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of Odyssey or Technologies or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall Odyssey or Technologies license on an exclusive basis or sell any Intellectual Property of Odyssey or Technologies, as applicable;

(d)                Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)                 Except as provided herein, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or Stockholders interest of Odyssey and Technologies, as applicable;

(f)                  Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock or Shares, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, shares or convertible or exchangeable securities;

(g)                Except as provided herein or as disclosed to the other party, amend its Charter Documents;

(h)                Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Technologies or Odyssey, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party's ability to compete or to offer or sell any products or services;

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(i)                  Sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of such party;

(j)                  Incur any indebtedness for borrowed money in excess of $25,000 in the aggregate, or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Technologies or Odyssey, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)                Except as set forth in the Odyssey Disclosure Letter or the Technologies Disclosure Letter, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any manager, director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its managers, directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l)                  (1) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of Odyssey or of Technologies, as applicable, or incurred since the date of such financial statements, or (2) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Odyssey is a party or of which Odyssey is a beneficiary or to which Technologies is a party or of which Technologies is a beneficiary, as applicable;

(m)               Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Contract of Odyssey or Technologies, as applicable, or other material contract or material agreement to which Odyssey or Technologies is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)                Except as appropriate to fairly represent Odyssey’s financial condition or results of operations, revalue any of its assets or adjust its revenue or expenses;

(o)                Except for in the ordinary course of business, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $25,000 in any 12 month period;

(p)                Settle any litigation for a total sum of greater than $25,000;

(q)                Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable Law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r)                  Except as set forth in the Odyssey Disclosure Letter or the Technologies Disclosure Letter, form, establish or acquire any subsidiary;

(s)                 Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans; or

(t)                  Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.1 (a) through (s) above.

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Article VII

Covenants

7.1	Registration of the shares of Technologies Common Stock.

(a)                 Promptly, but no later than one hundred and eighty (180) calendar days after the final closing date of the PPO, Technologies shall (a) file a registration statement (on Form S-1, or similar form) with the SEC (the “Registration Statement”) for an initial public offering (the “IPO”) and a secondary offering covering (a) the shares of Technologies Common Stock issued in the PPO, (b) the shares of Technologies Common Stock issuable upon exercise of the Brokers’ Warrants, (c) the shares of Technologies Common Stock issued in exchange for all of the equity securities of Odyssey that are outstanding immediately prior to the Closing, and (d) the shares of Technologies Common Stock held by any stockholder of Technologies prior to the Closing Date (collectively, the “Registrable Shares”). Notwithstanding the foregoing, in the event Technologies has not engaged an investment bank in connection with the IPO within ninety (90) calendar days after the final closing of the PPO (the “Resale Deadline”), Technologies shall file the Registration Statement covering the resale of the Registrable Shares within fifteen (15) calendar days of the Resale Deadline. Technologies shall use its commercially reasonable efforts to ensure that (i) the Registration Statement is declared effective within one-hundred and twenty (120) calendar days after the initial filing of the Registration Statement and (ii) the Technologies Common Stock is approved for quotation or listing on an over-the-counter market or national stock exchange, as applicable, as soon as practical thereafter.

(b)                Technologies shall (i) submit a listing application with a national stock exchange at the time it initially files the Registration Statement with the SEC, to the extent it believes it will satisfy the listing standards of such exchange or (ii), in the event Technologies determines it will not satisfy such listing standards, use its best efforts to engage a broker to file a Form 211 with FINRA as soon as practicable after receiving an effective order on the Registration Statement from the SEC.

(c)                 Technologies shall keep the Registration Statement “evergreen” for at least two (2) years from the date it is declared effective by the SEC or for such shorter period ending on the sale of all Registrable Shares pursuant thereunder. In addition, the existing investors of Odyssey who currently have registration rights for their Odyssey equity securities, if any, will receive customary registration rights following the Closing.

7.2	Rule 144 Compliance.

So long as any shares of Technologies Common Stock issued in connection with the Share Exchange or the PPO are subject to Rule 144, regardless of whether Technologies is then required to file periodic reports pursuant to the Exchange Act, Technologies shall comply with the information requirements of Rule 144.

7.3	Expenses.

The costs and expenses of each Party (including legal fees and expenses of such Party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party that incurred such costs and expenses, unless otherwise agreed to by such Parties. The Parties agree that the flat fee of $100,000 of Mitchell Silberberg & Knupp LLP related to the transactions contemplated hereby shall be paid from the gross proceeds of the PPO at the initial closing thereof.

7.4	Indemnification.

(a)                 Technologies shall not, and shall cause Odyssey after the Share Exchange not to, after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Odyssey Constituent Instruments for the benefit of any individual who served as a director or officer of Odyssey at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

(b)                From and after the Closing, Technologies and Odyssey agree that it will, and will cause Odyssey to, indemnify each director and officer of Technologies listed on Exhibit E attached hereto (the “Technologies Indemnified Executives”) for actions arising out of or pertaining to actions relating to the approval of and entering into this Agreement, the Transaction Documentation, the Share Exchange and each of the other transactions contemplated hereby and thereby pursuant to an agreement in the form attached hereto as Exhibit F (the “Pre-Share Exchange Indemnity Agreement”).

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7.5	Technologies Board; Amendment of Charter Documents.

Technologies shall take such actions as are necessary (including the solicitation of approvals by the Board of Directors and the stockholders of Technologies, to the extent applicable), if Technologies has not already done so prior to the Closing, (a) to authorize the Board of Directors of Technologies to consist of four (4) members, the majority of which shall be independent within the meaning of the Nasdaq Stock Market’s corporate governance rules, (b) to amend and restate its bylaws in a manner satisfactory to Odyssey, and (c) to amend and restate its certificate of incorporation in a manner satisfactory to Odyssey.

7.6	Equity Plans.

As of the Closing, the Board of Directors of Technologies shall (a) adopt the equity incentive plan attached hereto as Exhibit G (the “2019 Plan”), and (b) take whatever steps are necessary to cause Technologies to assume the Odyssey Equity Plan. After such assumption, the 2019 Plan and the Odyssey Equity Plan shall provide for the issuance of awards covering an aggregate of up to 1,326,000 shares of Technologies Common Stock (including all Technologies Options issued upon assumption of Odyssey Options).

7.7	No Solicitation.

(a)                 Unless and until this Agreement shall have been terminated pursuant to Article VIII neither Technologies nor its officers, directors, stockholders or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock (other than the PPO), sale of substantial assets or other business combination; provided, however, that Technologies may engage in such discussion and provide such non-public information (subject to obtaining confidentiality agreements) in response to an unsolicited proposal from an unrelated party if the Board of Directors of Technologies determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of Technologies. Technologies will promptly advise Odyssey if it receives a proposal or inquiry with respect to the matters described above.

(b)                Unless and until this Agreement shall have been terminated pursuant to Article VIII, neither Odyssey nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of common stock or any of its other securities (other than the PPO), sale of substantial assets or other business combination; provided, however, that Odyssey may engage in such discussion in response to any unsolicited proposal from an unrelated party if the Board of Directors of Odyssey determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of Odyssey. Odyssey will promptly advise Technologies if it receives a proposal or inquiry with respect to the matters described above.

7.8	Failure to Fulfill Conditions.

In the event that the Parties hereto determine that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other Parties.

7.9	Notification of Certain Matters.

At or prior to the Closing, each Party shall give prompt notice to the other Parties of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (b) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

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7.10	Preparation of Audit and Reviewed Financial Statements.

Promptly after the Closing, but in no event later than the earlier of the (i) initial filing of the Registration Statement or (ii) the Resale Deadline, each of the Parties agree to provide Marcum LLP with access to the books and records and financial information of Odyssey and Technologies, as applicable, and Marcum LLP shall audit the balance sheets of Odyssey and Technologies, and the statements of income and cash flows for the periods then ended, which may also be on a pro forma basis, as may be required in connection with the filing of the Registration Statement (the “Financial Statements”). The Financial Statements shall (a) be prepared based on the books and records of the Parties, (b) fairly present the financial condition of the Parties at the date therein indicated and the results of operation for the period therein specified and (c) be prepared in accordance with GAAP.

7.11	D&O Insurance.

Within fourteen (14) Business Days of the date hereof, Odyssey shall have obtain and purchase director and officer liability insurance (“D&O Insurance”) to be effective as of 12:01 am on the Closing Date, covering the officers and directors of Technologies and Odyssey immediately prior to the Closing, and such D&O Insurance shall include coverage for any acts or omissions that take place on or after the Closing Date in connection with the transactions contemplated by this Agreement, and shall be maintained (or a tail policy with equivalent coverage shall be maintained) in effect for a period of at least six (6) years following the Closing Date.

Article VIII
Termination, Amendment And Waiver

8.1	Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)                 by mutual written agreement of Technologies and Odyssey;

(b)                by either Technologies or Odyssey if the Transaction shall not have been consummated by June 28, 2019 (“Closing Deadline”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time; or

(c)                 by any Party hereto if there shall be any statute, rule or regulation issued by a Governmental Entity of competent jurisdiction that renders consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or a court of competent jurisdiction or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and non-appealable.

8.2	Notice of Termination; Effect of Termination.

Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the transactions shall be abandoned, except (i) as set forth in this Section 8.2, Section 7.3, Section 8.3, and Article IX (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.

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8.3	Extension; Waiver.

At any time prior to the Closing Date, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Article IX
Miscellaneous

9.1	Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Technologies, to:

Odyssey Semiconductor Technologies, Inc.
2255 Glades Road, Suite 324A

Boca Raton, Florida 33431

Attn: Ian Jacobs

Email:

with a copy to (which copy shall not constitute notice hereunder):

Mitchell Silberberg & Knupp LLP

2049 Century Park East, 18th Floor

Los Angeles, California 90067

Attn: Nimish Patel, Esq.

Email:

If to Odyssey, to:

Odyssey Semiconductors, Inc.
950 Danby Road, Suite 125

Ithaca, New York 14850
Attn: Richard J. Brown

Email:

with a copy to (which copy shall not constitute notice hereunder):

Robinson & Cole LLP
1055 Washington Boulevard
Stamford, Connecticut 06901

Attn: Mitchell L. Lampert, Esq.

Email:

If to the Stockholders at the addresses set forth in Exhibit A hereto.

9.2	Amendments; Waivers; No Additional Consideration.

No provision of this Agreement may be waived or amended except in a written instrument signed by Odyssey, Technologies and Odyssey Stockholders holding a majority in interest of the Odyssey Common Stock measured based upon the number of Shares they own prior to the Closing. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Odyssey Stockholder to amend or consent to a waiver or modification of any provision of this Agreement or any other documents related to the Share Exchange unless the same consideration is also offered to all Odyssey Stockholders then holding the Shares. Notwithstanding anything to the contrary, the previous sentence cannot be waived or amended.

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9.3	Replacement of Securities.

If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Technologies shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Technologies of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Technologies may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

9.4	Remedies.

In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Odyssey Stockholders, Technologies and Odyssey will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

9.5	Independent Nature of Odyssey Stockholders’ Obligations and Rights.

The obligations of each Odyssey Stockholder under this Agreement are several and not joint with the obligations of any other Odyssey Stockholder, and no Odyssey Stockholder shall be responsible in any way for the performance of the obligations of any other Odyssey Stockholder under this Agreement. The decision of each Odyssey Stockholder to acquire the Shares pursuant to this Agreement has been made by such Odyssey Stockholder independently of any other Odyssey Stockholder. Nothing contained herein, and no action taken by any Odyssey Stockholder pursuant hereto, shall be deemed to constitute the Odyssey Stockholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Odyssey Stockholders are in any way acting in concert or as a group with respect to such obligations or the Share Exchange. Each Odyssey Stockholder acknowledges that no other Odyssey Stockholder has acted as agent for such Odyssey Stockholder in connection with making its investment hereunder and that no Odyssey Stockholder will be acting as agent of such Odyssey Stockholder in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement. Each Odyssey Stockholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Odyssey Stockholder to be joined as an additional party in any proceeding for such purpose. Each of Odyssey and Technologies acknowledges that each of the Odyssey Stockholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Odyssey Stockholders and not because it was required or requested to do so by any Odyssey Stockholder.

9.6	Limitation of Liability.

Notwithstanding anything herein to the contrary, each of Technologies and Odyssey acknowledges and agrees that the liability of an Odyssey Stockholder arising directly or indirectly, under this Agreement or any other document related to the Share Exchange of any and every nature whatsoever shall be satisfied solely out of the shares of Odyssey owned by each of such Odyssey Stockholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Odyssey Stockholder or any investor, stockholder or holder of shares of beneficial interest of such Odyssey Stockholder shall be personally liable for any liabilities of such Odyssey Stockholder.

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9.7	Interpretation.

When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.8	Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Share Exchange is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Share Exchange are fulfilled to the extent possible.

9.9	Counterparts and Facsimile Signature.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

9.10	Entire Agreement; Third Party Beneficiaries.

This Agreement, taken together with the Odyssey Disclosure Letter, the Technologies Disclosure Letter, the Transaction Documentation and the other agreements and documents referred to herein, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Share Exchange and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

9.11	Governing Law.

his Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.12	Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Share Exchange Agreement as of the date first above written.

TECHNOLOGIES:

ODYSSEY SEMICONDUCTOR TECHNOLOGIES, INC.

By: ________________________
Name: Ian Jacobs
Title: Chief Executive Officer

ODYSSEY:

ODYSSEY SEMICONDUCTOR, INC.

By: _________________________
Name: Richard J. Brown
Title: Chief Executive Officer

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ODYSSEY STOCKHOLDERS:

Signature block for individuals: ____________________________
Printed Name of Individual

____________________________
Signature of Individual

Signature block for entities: ____________________________
Printed Name of Entity

By: __________________________
Name: _______________________
Title: ________________________

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EXHIBIT A

Schedule of Odyssey Common Stock Exchanged and Technologies Common Stock Delivered

	Name of Stockholder	Number of Shares of Odyssey Securities Exchanged	Total Number of Shares of Technologies Stock to be Received
1	Richard J. Brown	2,658,334	2,658,334
2	James R. Shealy	2,658,333	2,658,333
3	Jeffrey B. Shealy	350,000	350,000

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EXHIBIT B

Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York are required or authorized by applicable Law to close.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including but not limited to the SEC and FINRA.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Odyssey Constituent Instruments” means the corporate Charter and Bylaws of Odyssey and such other constituent instruments of Odyssey as may exist, each as amended to the date of this Agreement.

“Odyssey Disclosure Letter” means the letter delivered from Odyssey to Technologies concurrently herewith.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Technologies Bylaws” means the Bylaws of Technologies, as amended to the date of this Agreement.

“Technologies Charter” means the Certificate of Incorporation of Technologies, as amended to the date of this Agreement.

“Technologies Disclosure Letter” means the letter delivered from Technologies to Odyssey concurrently herewith.

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EXHIBIT C

Signatories to Lock-Up Agreements

1.	Richard J. Brown
2.	James R. Shealy
3.	Jeffrey Shealy
4.	Alex Behfar
5.	Richard Ogawa
6.	Michael Thompson

EXHIBIT D

Form of Lock-Up Agreement

EXHIBIT E

Technologies Indemnified Executives

1.	Mark Tompkins
2.	Ian Jacobs

EXHIBIT F

Form of Pre-Share Exchange Indemnity Agreement

EXHIBIT G

Form of 2019 Plan

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